SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 21, 1997

                         First West Chester Corporation
 -------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
 -------------------------------------------------------------------------------

                 (State or other jurisdiction of incorporation)

        0-12870                                            23-2288763
  (Commission File No.)                       (IRS Employer Identification No.)

              9 North High Street, West Chester, Pennsylvania 19380
 -------------------------------------------------------------------------------


 (610) 344-2686
 -----------------------------

 Registrant's Telephone Number

ITEM 5.

On June 21, 1997, Charles E. Swope, Chairman of the Board and President of First West Chester Corporation and The First National Bank of West Chester, released information regarding a conciliation agreement with the Department of Labor, Office of Federal Contract Compliance Programs.

Attached as Exhibit 99.1, is a press release relating to this event.

ITEM 7.  EXHIBITS

         99.1 Press Release dated June 21, 1997

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   June 24, 1997                           FIRST WEST CHESTER CORPORATION


                                         By: /s/ Charles E. Swope
                                             -----------------------------------
                                             Charles E. Swope,
                                             Chairman of the Board and President

                                  EXHIBIT 99.1

                                  Press Release
                             THE FIRST NATIONAL BANK
                                 OF WEST CHESTER


                           FIRST NATIONAL'S COMMITMENT

You may have read or heard about a Conciliation Agreement that The First National Bank of West Chester recently entered into with the Department of Labor, Office of Federal Contract Compliance Programs ("OFCCP").

I am writing to give you a better understanding of the facts and circumstances relating to that Conciliation Agreement. The information reported by the newspapers came from a press release issued by the OFCCP on the day that it signed the Conciliation Agreement.

As a federally-chartered lending institution, The First National Bank of West Chester is required to have in place, and periodically update, an Affirmative Action Plan. Those Plans and the Bank's' employment practices are periodically audited by the OFCCP. The Bank was last audited in 1991, at which time it entered into a Conciliation Agreement and paid a small amount of damages. During that audit, the OFCCP approved the Affirmative Action Plan in place at the Bank.

Representatives of the OFCCP audited the Bank early in 1997. These representatives were generally complimentary of the compliance of the Bank with its Affirmative Action Plan and Equal Employment Opportunity laws. The Bank was found to be in compliance with its Affirmative Action Plan. The Plan requires that the Bank's employees fairly represent the demographic make-up of the community in which the Bank does business. The Bank is in compliance with those requirements.

However, when the OFCCP, using statistical analysis, compared the demographic composition of the tellers at the Bank with the demographics of applicants, it determined that there were a proportionately high number of non-minority tellers hired. The Bank, as part of its record keeping, was not monitoring this statistic. As a result, we were not aware there was a problem.

The OFCCP did not find that the Bank was intentionally discriminating in any way. Rather, the OFCCP maintained that the Bank's monitoring practices were not adequate, thus creating the problem. After our own investigation, we agreed and entered into a Conciliation Agreement which called for certain changes in the Bank's hiring procedures, but did not contain an admission of violation or liability.

The OFCCP identified a number of applicants that it believed were affected by the application process, and initially asked for a sum of money higher than that eventually agreed-upon. The Bank ultimately agreed to make back-payments totaling $100,000.00 to approximately fifteen (15)individuals and to hire six
(6) qualified minority tellers within the next six (6) months.

To prevent similar occurrences in the future, the Bank has taken significant steps: 1) adoption of a new equal employment policy; 2) creation of a Diversity Council to monitor compliance with equal employment opportunity laws and the Affirmative Action Plan; 3) implementation of new computer software monitoring procedures that will enable us to track this information; and 4) changes in administrative oversight procedures.

The First National Bank of West Chester is proud of its long commitment and practice of hiring a workforce that reflects the make-up of its community. We will continue to comply with all applicable laws relating to Equal Employment Opportunity for its employees and applicants.

We at the Bank appreciate your loyal support and understanding as we strive to be an institution held in high esteem by everyone who knows us. That is why we believe that the positive changes brought about by the OFCCP's actions will, in the long-term, help us become a stronger and more diverse Bank committed to serving the entire community.

                                             Sincerely,


                                             Charles E. Swope
                                             Chairman of the Board and President